EXHIBIT 99.1

INVESTOR CONTACT:	A. Ernest Whiton
Chief Financial Officer
ZOLL Medical Corporation
+1 (978) 421-9655

MEDIA CONTACT:	Robert Minicucci
Corporate Communications Manager
ZOLL Medical Corporation
+1 (978) 421-9832
rminicucci@zoll.com

FOR IMMEDIATE RELEASE

ZOLL Medical Corporation Announces Payment Date for

2-For-1 Stock Split

Chelmsford, MA, February 12, 2007 – ZOLL Medical Corporation (NasdaqGS : ZOLL), a manufacturer of resuscitation devices and related software solutions, today announced that the payment date for the 2-for-1 stock split, previously approved by ZOLL’s Board of Directors on January 24, 2007, will be February 20, 2007. The record date for this stock split is February 12, 2007. The stock split is being accomplished through an amendment to ZOLL’s Restated Articles of Organization that changes each issued and each authorized share of Common Stock, par value $0.02 per share, into two shares of Common Stock, par value $0.01 per share. As a result, the authorized shares of Common Stock are being increased from 19 million to 38 million.

About ZOLL Medical Corporation

ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation (with ZOLL’s See-Thru CPR™ and Real CPR Help™ technologies), ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.

ZOLL markets and sells its products in more than 140 countries. The Company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the Middle East and Africa, Asia, and Australia. For more information, visit www.zoll.com or call +1 (978) 421-9655.

©2007 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. See-Thru CPR and Real CPR Help are trademarks of ZOLL Medical Corporation. ZOLL is a registered trademark of ZOLL Medical Corporation. All trademarks are property of their respective owners.